[LOGO]	First Interstate BancSystem Second Quarter 2003	EXHIBIT 99

To our shareholders,

We are excited to announce that First Interstate BancSystem achieved record earnings in second quarter 2003 of $10,235,000, or $1.30 per diluted share. This compares to $8,667,000, or $1.11 per diluted share in second quarter 2002. The return on average equity (ROAE) was 16.40% in second quarter 2003 compared to 15.29% in second quarter 2002. The return on average assets was 1.12% this past quarter compared to 1.06% in the same period last year. The efficiency ratio also improved, dropping to 65.58% in second quarter 2003, down from 67.96% in second quarter 2002.

The record results were in large part due to increased noninterest income. Noninterest income in the second quarter was $4,503,000 or 32%, higher than second quarter 2002. Due to historically low mortgage rates, revenue from residential real estate loans originated and sold on the secondary market was $4,685,000, a $2,826,000 increase over the comparable period in 2002. Our financial services group also reflected improvement as trust and brokerage revenue was $435,000 over second quarter 2002 as a result of the combination of improved equity market valuation and a continued emphasis on growing this business.

Net interest income of $35,667,000 was $1,056,000 more than the same period last year. Balance sheet growth was strong. Average loans grew $222,057,000, or 10.2%; while average deposits grew $266,942,000, or 9.9%. Excluding the Red Lodge acquisition, average loans and deposits were up 8.6% and 8.4%, respectively. Our net interest margin declined to 4.52% in second quarter, compared to 4.87% in second quarter 2002. This decline is due to the historically low interest rates and the limited ability to lower deposit rates. When compared to first quarter 2003, net interest margin increased 19 basis points. This margin improvement was the result of strong loan growth, the lower rate on the reissuance of $40,000,000 of trust preferred securities from fixed rate to variable rate, and the continual focus on managing net interest margin.

Noninterest expense was $2,489,000 or 7.5% higher than second quarter 2002. In second quarter 2003, we wrote off $1,936,000 of issuance costs due to the early redemption of $40,000,000 of 8.625% fixed rate trust preferred securities issued in 1997. The funds utilized in this redemption were obtained in a March 2003 variable rate trust preferred securities issuance of $40,000,000 at an initial rate of 4.41%.

Year to date net income of $19,072,000 exceeded the first six months of 2002 by $1,533,000, or 8.7%. Fully diluted earnings per share were $2.42, compared to $2.24 for the same period last year. Noninterest revenue was $9,134,000 more than year to date June 2002, primarily due to $4,673,000 increase in revenue from residential real estate loans originated and then sold on the secondary market, and a $1,319,000 increase in gain on sale of investment securities. Noninterest expense was $6,942,000 more than last year, primarily due to a $1,936,000 write off of trust preferred securities issuance costs and an increased impairment on mortgage servicing rights. We recorded a $2,716,000 impairment of

Financial Highlights
Three Months ended June 30

in thousands except per share data	2003	2002	% Change

(unaudited)

OPERATING RESULTS
Net income	$10,235	$8,667	18.1%
Diluted earnings per share	1.30	1.11	17.1%
Dividends per share	0.32	0.34	-5.9%

PERIOD END BALANCES
Assets	3,740,286	3,305,281	13.2%
Loans	2,464,953	2,207,280	11.7%
Investment Securities	812,152	668,724	21.4%
Deposits	3,039,482	2,722,370	11.6%
Common Stockholders’ Equity	258,688	233,549	10.8%
Common Shares Outstanding	7,852	7,806	0.6%

QUARTERLY AVERAGES
Assets	3,657,364	3,272,311	11.8%
Loans	2,400,155	2,178,098	10.2%
Investment Securities	797,561	651,503	22.4%
Deposits	2,954,413	2,687,471	9.9%
Common Stockholders’ Equity	250,293	227,396	10.1%
Common Shares Outstanding	7,861	7,814	0.6%

mortgage servicing rights in 2003, compared to a $157,000 reversal of impairment last year through the second quarter.

Overall asset quality has remained stable. Provision for loan losses of .43% for both 2003 and 2002 year to date exceeds the net charge offs of .29% through June of 2003 compared to .22% for the same time period in 2002.

A dividend of $.32 per share was paid on July 15, 2003.

Establishing record earnings this past quarter is a testament to the talent and commitment of our employees, directors, and officers. While we look back and celebrate our past successes, our vision is fixed on the future. Although many challenges lay ahead, given our talented team, we believe we are well positioned for the future.

/s/ Lyle R. Knight	/s/ Terrill R. Moore
Lyle R. Knight	Terrill R. Moore
President	Chief Financial Officer
Chief Operating Officer

[LOGO] Second Quarter 2003

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

Total interest income	$48,176	$51,048	$94,860	$101,406
Total interest expense	12,509	16,437	26,403	33,297

Net interest income	35,667	34,611	68,457	68,109
Provision for loan losses	2,570	1,985	5,000	4,607

Net interest income after provision for loan losses	33,097	32,626	63,457	63,502
Noninterest income	18,444	13,941	36,236	27,102
Noninterest expense	35,484	32,995	70,056	63,114

Income before taxes	16,057	13,572	29,637	27,490
Income taxes	5,822	4,905	10,565	9,951

Net income	$10,235	$8,667	$19,072	$17,539

COMMON SHARE DATA:
Diluted EPS	1.30	1.11	2.42	2.24
Dividends	0.32	0.34	0.66	0.64
Book value			32.94	29.92
Tangible book value			27.64	25.02
Appraised value			*	45.00

*     Currently not available, $46.00 as of March 31, 2003

Selected Ratios (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

PERFORMANCE
Return on avg common equity	16.40%	15.29%	15.39%	15.60%
Return on avg common equity excl. market adj of securities	16.38%	15.47%	15.51%	15.90%
Return on avg assets	1.12%	1.06%	1.06%	1.09%
Net interest margin, FTE	4.52%	4.87%	4.43%	4.82%
Efficiency ratio	65.58%	67.96%	66.92%	66.29%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans			0.43%	0.43%
Annualized net charge offs to average loans			0.29%	0.22%
Allowance for loan losses to loans			1.55%	1.65%
Allowance for loan losses to non-accruing loans			149.47%	142.19%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			7.07%	6.97%
Avg loans to avg deposits			80.28%	81.01%

Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	06/30/2003	06/30/2002

ASSETS
Cash and due from banks	$228,278	$214,505
Federal funds sold	6,765	42,195
Interest bearing deposits	741	4,863
Investment securities	812,152	668,724
Loans	2,464,953	2,207,280
Less: allowance for loan losses	38,287	36,362

Net loans	2,426,666	2,170,918
Premises & equipment, net	105,080	92,895
Accrued interest receivable	20,869	23,504
Goodwill and core deposit intangibles	41,674	38,209
Other real estate owned, net	1,109	1,388
Other assets	96,952	48,080

Total Assets	$3,740,286	$3,305,281

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$3,039,482	$2,722,370
Fed funds purchased	0	0
Securities sold under repurchase agreements	304,818	240,347
Other liabilities	36,889	36,243
Other borrowed funds	7,998	8,318
Long-term debt	52,411	24,454
Trust preferred securities	40,000	40,000

Total Liabilities	3,481,598	3,071,732
Common stockholders’ equity	258,688	233,549

Total Liabilities and Stockholders’ Equity	$3,740,286	$3,305,281